Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces New Member of the Board of Directors

SYKESVILLE, MD – October 23, 2014 – Carroll Bancorp, Inc. (OTCQB: CROL), the parent company of Carroll Community Bank, today announced the appointment of Thomas L. Burke to its Board of Directors.

“We are very pleased to report the appointment of a new director to the Boards of Directors of Carroll Bancorp, Inc. and Carroll Community Bank. Tom brings valuable perspective and financial expertise to the board which strengthens our resolve to become the premier community bank in our market,” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Mr. Burke is currently retired and is a private investor residing in Westfield, New Jersey. He was formerly an underwriter and municipal bond trader spending time with Merrill Lynch Capital Markets, Citibank and Clark Melvin Securities in Annapolis, Maryland. In addition, he spent twelve years with Societe Generale in New York as a propriety trader of U.S. and Canadian treasuries, mortgage backed securities, asset backed securities, futures and options. Mr. Burke earned his Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree from University of Southern California. He also served our country for six years in the United States Marine Corps.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.